Exhibit (h)(3)(i)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of May 1, 2011 by and between AXA Equitable Funds Management Group, LLC (the “Manager”) and EQ Advisors Trust (the “Trust, on behalf of each portfolio of the Trust set forth in Schedule A attached hereto (each, a “Portfolio”, and collectively, the “Portfolios”).

WHEREAS, the Trust is a Delaware business trust organized under the Agreement and Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management company of the series type, and each Portfolio is a series of the Trust;

WHEREAS, the Trust and the Manager have entered into two Investment Management Agreements dated May 1, 2011 (collectively, “Management Agreement”), pursuant to which the Manager provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio;

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject during its start-up period;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Portfolio in any fiscal year, including but not limited to organizational costs, investment management fees or administration fees of the Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Portfolio’s business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Manager. Unless otherwise indicated by the Maximum Annual Operating Expense Limit as set forth in Schedule A hereto, expenses of other investment companies in which a Portfolio invests shall also be excluded for purposes of determining Fund Operating Expenses.

1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Portfolio.

1.3. Method of Computation. To determine the Manager’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Portfolio exceed the Maximum Annual Operating Expense Limit of such Portfolio, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager shall then waive or reduce its administration fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee and administration fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced investment management fee and administration fee, is sufficient to pay such Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Portfolio or Portfolios with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

2.1. Reimbursement. If in any year in which the Management Agreement is still in effect and the estimated aggregate Portfolio Operating Expenses of such Portfolio for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to approval by the Trust’s Board of Trustees as provided in Section 2.2 below, the Manager shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Portfolio, pursuant to Section1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Portfolio to the Manager, pursuant to sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2. Board Approval. No reimbursement shall be paid to the Manager with respect to any Portfolio pursuant to this provision unless the Trust’s Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Portfolio and its shareholders. The Trust’s Board of Trustees shall determine at least annually in advance whether any reimbursement may be paid to the Manager. Upon receipt of such approval, the Manager shall provide to the Audit Committee, on a semi-annual basis, the reimbursed amounts paid to the Manager for the prior semi-annual period.

2.3. Method of Computation. To determine each Portfolio’s accrual, if any, to reimburse the Manager for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of a Portfolio for any month are less than the Maximum Annual Operating Expense Limit of such Portfolio, such Portfolio, shall accrue into its net asset value an amount payable to the Manager sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Maximum Annual Operating Expense Limit of that Portfolio, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Portfolio Operating Expenses of a Portfolio are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio

Operating Expenses of a Portfolio for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

2.5. Limitation of Liability. The Manager shall look only to the assets of the Portfolio for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Portfolios, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.	Term and Termination of Agreement.

This Agreement shall continue in effect with respect to all Portfolios until April 30, 2012 and shall thereafter continue in effect with respect to each Portfolio from year to year provided such continuance is specifically approved by both a majority of the Trustees of the Trust who (1) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (2) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”) and the Manager. This Agreement shall terminate automatically upon the termination of the Management Agreement or Mutual Fund Services Agreement; provided, however, that a Portfolio’s obligation to reimburse the Manager as described above, will survive the termination of this Agreement unless the Trust and the Manager agree otherwise.

4.	Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

4.3. Definitions. Any question or interpretation of any term or provision of this Agreement, including but not limited to, the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, the Mutual Fund Services Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement, Mutual Fund Services Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

EQ ADVISORS TRUST ON BEHALF OF EACH OF ITS PORTFOLIOS		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer		Chairman, Chief Executive Officer and President

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

Portfolios	Maximum Annual Operating Expense Limit

		(including amounts payable pursuant to Rule 12b-1)
	Class IA	Class IB
EQ/Franklin Core Balanced Portfolio	1.05%	1.30%
EQ/AXA Franklin Small Cap Value Core Portfolio	1.05%	1.30%
EQ/Franklin Templeton Allocation Portfolio	0.15%	0.40%
EQ/Mutual Large Cap Equity Portfolio	1.05%	1.30%
EQ/Templeton Global Equity Portfolio	1.10%	1.35%

EQ/International Value PLUS Portfolio	0.85%	1.10%
EQ/Equity Growth PLUS Portfolio	0.75%	1.00%
EQ/International Core PLUS Portfolio	0.85%	1.10%
EQ/Large Cap Core PLUS Portfolio	0.75%	1.00%
EQ/Large Cap Growth PLUS Portfolio	0.75%	1.00%
EQ/Large Cap Value PLUS Portfolio	0.75%	1.00%
EQ/Mid Cap Value PLUS Portfolio	0.80%	1.05%
EQ/Quality Bond PLUS Portfolio	0.60%*	0.85%*

AXA Conservative Strategy Portfolio	0.700%*	0.950%*
AXA Conservative Growth Strategy Portfolio	0.750%*	1.000%*
AXA Balanced Strategy Portfolio	0.800%*	1.050%*
AXA Moderate Growth Strategy Portfolio	0.850%*	1.100%*
AXA Growth Strategy Portfolio	0.850%*	1.100%*

ATM Core Bond Portfolio	0.65%	0.90%
ATM Government Bond Portfolio	0.65%	0.90%
ATM International Portfolio	0.70%	0.95%
ATM Large Cap Portfolio	0.70%	0.95%
ATM Mid Cap Portfolio	0.70%	0.95%
ATM Small Cap Portfolio	0.70%	0.95%
AXA Tactical Manager 2000 Portfolio	0.70%	0.95%
AXA Tactical Manager 400 Portfolio	0.70%	0.95%
AXA Tactical Manager 500 Portfolio	0.70%	0.95%
AXA Tactical Manager International Portfolio	0.70%	0.95%

All Asset Allocation Portfolio	0.10%	0.35%
EQ/AllianceBernstein Dynamic Wealth Strategies Portfolio	0.95%	1.20%
EQ/Boston Advisors Equity Income Portfolio	0.80%	1.05%
EQ/Calvert Socially Responsible Portfolio	0.90%	1.15%
EQ/Capital Guardian Research Portfolio	0.72%	0.97%

Portfolios	Maximum Annual Operating Expense Limit

		(including amounts payable pursuant to Rule 12b-1)
	Class IA	Class IB
EQ/International ETF Portfolio	0.55%	0.80%
EQ/JPMorgan Value Opportunities Portfolio	0.75%	1.00%
EQ/Lord Abbett Large Cap Core Portfolio	0.75%	1.00%
EQ/Montag & Caldwell Growth Portfolio	0.95%	1.20%
EQ/Morgan Stanley Mid Cap Growth Portfolio	0.85%	1.10%
EQ/Oppenheimer Global Portfolio	1.10%	1.35%
EQ/PIMCO Ultra Short Bond Portfolio	0.70%	0.95%
EQ/T. Rowe Price Growth Stock Portfolio	0.95%	1.20%
EQ/UBS Growth and Income Portfolio	0.80%	1.05%
EQ/Van Kampen Comstock Portfolio	0.75%	1.00%
EQ/Wells Fargo Omega Growth Portfolio	0.90%	1.15%

*	For purposes of calculating the Maximum Annual Operating Expense Limit, the expenses of other investment companies in which the Portfolio invests are included in Fund Operating Expenses.